Exhibit 99.1

For investors	For media
Amy Wakeham	Jayme Rubenstein
+1 858-836-5000	+1 858-836-6798
investorrelations@resmed.com	news@resmed.com

ResMed Inc. Announces Results for the Fourth Quarter of Fiscal Year 2022

– Year-over-year revenue grows 4%, operating profit up 6%, non-GAAP operating profit up 4%

– Quarterly dividend increases 5% to $0.44 per share

Note: A webcast of ResMed’s conference call will be available at 4:30 p.m. ET today at http://investor.resmed.com

SAN DIEGO, August 11, 2022 – ResMed Inc. (NYSE: RMD, ASX: RMD) today announced results for its quarter ended June 30, 2022.

Fourth Quarter 2022 Highlights

All comparisons are to the prior year period

•	Revenue increased by 4% to $914.7 million; up 8% on a constant currency basis

•	Gross margin grew 110 bps to 57.1%; non-GAAP gross margin grew 50 bps to 57.8%

•	Income from operations increased 6%; non-GAAP operating profit up 4%

•	Diluted earnings per share of $1.33; non-GAAP diluted earnings per share of $1.49

Full Year 2022 Highlights

All comparisons are to the prior year period

•	Revenue increased by 12% to $3.6 billion; up 13% on a constant currency basis

•	Gross margin contracted 90 bps to 56.6%; non-GAAP gross margin contracted 140 bps to 57.7%

•	Income from operations increased 11%; non-GAAP operating profit up 8%

•	Diluted earnings per share of $5.30; non-GAAP diluted earnings per share of $5.79

“Our fourth quarter and full-year fiscal year 2022 results demonstrate strong growth and ResMed’s market leadership,” said Mick Farrell, ResMed’s CEO. “During the quarter, we saw continued adoption of our most advanced platform innovation to date, the 100% cloud-connectable AirSense 11. We launched this solution into several new countries in Europe while continuing to see strong sales in the U.S. We also introduced our newest device to meet the needs of an industry crisis in PAP supply, the AirSense 10 Card-to-Cloud solution, during the quarter. The card-to-cloud device was launched into the U.S. and many other markets and is designed to work without an embedded communications module. This redesign allowed us to increase deliveries to customers and ultimately get many more patients onto life-saving sleep apnea and respiratory care therapy. Both of these platforms, as well as our legacy, market-leading, 100% cloud-connected AirSense 10 device, will support solid growth throughout FY23.

RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 2 of 10

“I am incredibly proud of the global ResMed team that was able to deliver strong constant currency revenue growth of 8% in the June quarter. During the fourth quarter of fiscal year 2022, we annualized $20 million in COVID-related ventilator sales and incremental revenue in the range of $60 to $70 million related to a competitor’s recall during the fourth quarter of fiscal year 2021. For full fiscal year 2022, we achieved $3.6 billion in revenue, with 13% constant currency revenue growth year-over-year, and operating profit growth of 8%, all on a non-GAAP basis.

“Our global team remains focused on supporting patients, providers, and physicians – our top priority is to get products directly into the hands of patients who need therapy most. Looking ahead, we are confident in our ability to grow steadily throughout fiscal year 2023 and to continue delivering for all stakeholders. We are investing in R&D to drive accelerated adoption of digital health solutions in sleep apnea, COPD, and outside-hospital care, as we progress towards our goal to improve 250 million lives in 2025.”

Financial Results and Operating Metrics

Unaudited; $ in millions, except for per share amounts

	Three Months Ended
	June 30, 2022	June 30, 2021	% Change	Constant Currency (A)
Revenue	$914.7	$876.1	4%	8%
Gross margin	57.1%	56.0%	2
Non-GAAP gross margin (B)	57.8%	57.3%	1
Selling, general, and administrative expenses	194.9	181.5	7	12
Research and development expenses	64.3	59.9	7	11
Income from operations	255.4	241.6	6
Non-GAAP income from operations (B)	271.5	260.4	4
Net income	195.1	195.1	Nil
Non-GAAP net income (B)	219.2	198.4	10
Diluted earnings (loss) per share	$1.33	$1.33	Nil
Non-GAAP diluted earnings per share (B)	$1.49	$1.35	10

	Twelve Months Ended
	June 30, 2022	June 30, 2021	% Change	Constant Currency (A)
Revenue	$3,578.1	$3,196.8	12%	13%
Gross margin	56.6%	57.5%	(2)
Non-GAAP gross margin (B)	57.7%	59.1%	(2)
Selling, general, and administrative expenses	739.4	670.4	10	12
Research and development expenses	253.6	225.3	13	14
Income from operations	1,000.3	903.7	11
Non-GAAP income from operations (B)	1,072.9	993.8	8
Net income	779.4	474.5	64
Non-GAAP net income (B)	850.8	780.6	9
Diluted earnings per share	$5.30	$3.24	64
Non-GAAP diluted earnings per share (B)	$5.79	$5.33	9

(A)

In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we provide certain financial information on a “constant currency” basis, which is in addition to the actual financial information presented. In order to calculate our constant currency information, we translate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period. However, constant currency measures should not be considered in isolation or as an alternative to U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

(B)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 3 of 10

Discussion of Fourth Quarter Results

All comparisons are to the prior year period unless otherwise noted

•	Revenue grew by 8 percent on a constant currency basis, driven by increased demand for our sleep and respiratory care devices and reduced competitive supply.

•

Revenue in the U.S., Canada, and Latin America, excluding Software-as-a-Service, grew by 12 percent, primarily due to the factors discussed above and recovery of core sleep patient flow that was previously impacted by COVID-19.

•

Revenue in Europe, Asia, and other markets grew by 1 percent on a constant currency basis. Excluding the impact of COVID-related sales in the prior year quarter, revenue grew by 8% on a constant currency basis, primarily due to the factors discussed above.

•	Software-as-a-Service revenue increased by 8 percent, due to continued growth in our Durable Medical Equipment category and stabilizing patient flow in out-of-hospital care settings.

•

Gross margin increased by 110 basis points and non-GAAP gross margin increased by 50 basis points, mainly due to an increase in average selling prices and favorable product mix changes, partially offset by higher freight and manufacturing costs, and unfavorable geographic mix changes.

•

Selling, general, and administrative expenses increased by 12 percent on a constant currency basis. SG&A expenses increased to 21.3 percent of revenue in the quarter, compared with 20.7 percent in the same period of the prior year. These changes in SG&A expenses were mainly due to increases in employee-related expenses, increases in professional service fees, including acquisition-related expenses, and increases in travel expenses.

•	Income from operations increased by 6 percent and non-GAAP income from operations increased by 4 percent.

•

Net income for the quarter was $195.1 million and diluted earnings per share was $1.33. Non-GAAP net income increased by 10 percent to $219.2 million and non-GAAP diluted earnings per share increased by 10 percent to $1.49, predominantly attributable to strong sales, partially offset by higher operating expenses.

•	Operating cash flow for the quarter was $79.5 million, reflecting the impact of increases in working capital.

•	During the quarter we paid $61.5 million in dividends.

Other Business and Operational Highlights

•

Announced a definitive agreement to acquire privately held MEDIFOX DAN, a German leader in out-of-hospital software solutions for providers in major settings across the care continuum, from Hg, a leading software and services investor. Under the agreement terms, ResMed will acquire MEDIFOX DAN for approximately US$1.0 billion (€950 million), which ResMed expects to fund with its existing credit facilities. The transaction is expected to close by the end of the second quarter of ResMed’s fiscal year 2023 (December 31, 2022), subject to regulatory clearances.

RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 4 of 10

•

Announced the promotion of Lucile Blaise to President of Sleep & Respiratory Care, effective July 1, 2022. Ms. Blaise was previously ResMed’s Vice President of Sleep & Respiratory Care for Western Europe. Over her 16 years at ResMed and over 25 years in the medtech industry, Blaise has been a key player in improving chronic disease treatment for millions of people as well as supporting physicians, providers, and healthcare systems across Europe and beyond through evidence-based decision-making.

•

Supported or presented 23 clinical study abstracts at the annual American Thoracic Society (18) and SLEEP (5) conferences, demonstrating the breadth and depth of ResMed’s real-world evidence to support the industry’s knowledge of chronic disease patient management, links between diseases, and prevalence, among others.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.44 per share. The dividend will have a record date of August 18, 2022, payable on September 22, 2022. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of CHESS Depositary Interests (“CDIs”) trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be August 17, 2022, for common stockholders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from August 17, 2022, through August 18, 2022, inclusive.

Webcast details

ResMed will discuss its fourth-quarter fiscal year 2022 results on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q4 2022 Earnings Webcast” to register and listen to the live webcast. A replay of the earnings webcast will be accessible on the website and available approximately two hours after the live webcast. In addition, a telephone replay of the conference call will be available approximately two hours after the webcast by dialing +1 877-660-6853 (U.S.) or +1 201-612-7415 (outside U.S.) and entering the passcode 13731513. The telephone replay will be available until August 25, 2022.

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches, new markets for its products, the integration of acquisitions, litigation, and tax outlook – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 5 of 10

RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited; $ in thousands, except for per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net revenue	$914,737	$876,103	$3,578,127	$3,196,825
Cost of sales	385,852	374,345	1,514,166	1,307,366
Amortization of acquired intangibles (1)	6,379	11,062	39,650	45,127
Restructuring—cost of sales (1)	—	—	—	5,232

Total cost of sales	$392,231	$385,407	$1,553,816	$1,357,725

Gross profit	$522,506	$490,696	$2,024,311	$1,839,100
Selling, general, and administrative	194,889	181,483	739,372	670,387
Research and development	64,318	59,875	253,575	225,284
Amortization of acquired intangibles (1)	7,903	7,701	31,078	31,078
Restructuring—operating expenses (1)	—	—	—	8,673

Total operating expenses	$267,110	$249,059	$1,024,025	$935,422
Income from operations	255,396	241,637	1,000,286	903,678
Other income (expenses), net:
Interest income (expense), net	$(5,542)	$(5,286)	$(22,312)	$(23,627)
Loss attributable to equity method investments	(2,558)	(1,310)	(8,486)	(11,205)
Gain (loss) on equity investments	(11,675)	5,073	(12,202)	14,515
Other, net	2,468	(904)	3,197	301

Total other income (expenses), net	(17,307)	(2,427)	(39,803)	(20,016)

Income before income taxes	$238,089	$239,210	$960,483	$883,662
Income taxes	43,028	44,112	181,046	409,157

Net income	$195,061	$195,098	$779,437	$474,505

Basic earnings per share	$1.33	$1.34	$5.34	$3.27
Diluted earnings per share	$1.33	$1.33	$5.30	$3.24
Non-GAAP diluted earnings per share (1)	$1.49	$1.35	$5.79	$5.33
Basic shares outstanding	146,361	145,600	146,066	145,313
Diluted shares outstanding	147,000	146,544	147,043	146,451

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 6 of 10

RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited; $ in thousands)

	June 30, 2022	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$273,710	$295,278
Accounts receivable, net	575,950	614,292
Inventories	743,910	457,033
Prepayments and other current assets	337,908	208,154

Total current assets	$1,931,478	$1,574,757
Non-current assets:
Property, plant, and equipment, net	$498,181	$463,490
Operating lease right-of-use assets	132,314	128,575
Goodwill and other intangibles, net	2,282,386	2,320,483
Deferred income taxes and other non-current assets	251,494	240,820

Total non-current assets	$3,164,375	$3,153,368

Total assets	$5,095,853	$4,728,125

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$159,245	$138,008
Accrued expenses	344,722	320,599
Operating lease liabilities, current	21,856	23,585
Deferred revenue	108,667	109,611
Income taxes payable	44,893	307,963
Short-term debt	9,916	12,000

Total current liabilities	$689,299	$911,766
Non-current liabilities:
Deferred revenue	$95,455	$91,496
Deferred income taxes	9,714	11,319
Operating lease liabilities, non-current	120,453	114,779
Other long-term liabilities	5,974	6,802
Long-term debt	765,325	643,351
Long-term income taxes payable	48,882	62,933

Total non-current liabilities	$1,045,803	$930,680

Total liabilities	$1,735,102	$1,842,446

STOCKHOLDERS’ EQUITY:
Common stock	$586	$583
Additional paid-in capital	1,682,432	1,622,199
Retained earnings	3,613,736	3,079,640
Treasury stock	(1,623,256)	(1,623,256)
Accumulated other comprehensive income	(312,747)	(193,487)

Total stockholders’ equity	$3,360,751	$2,885,679

Total liabilities and stockholders’ equity	$5,095,853	$4,728,125

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RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 7 of 10

RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited; $ in thousands)

	Twelve months ended
	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income	$779,437	$474,505
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	159,609	156,758
Amortization of right-of-use assets	34,232	34,760
Stock-based compensation costs	65,257	63,927
Loss attributable to equity method investments	8,486	11,205
(Gain) loss on equity investment	12,202	(14,515)
Restructuring expenses	—	8,673
Changes in operating assets and liabilities:
Accounts receivable, net	19,346	(129,195)
Inventories, net	(311,681)	(21,954)
Prepaid expenses, net deferred income taxes and other current assets	(168,109)	(58,154)
Accounts payable, accrued expenses, income taxes payable and other	(247,632)	210,708

Net cash (used in) / provided by operating activities	$351,147	$736,718
Cash flows from investing activities:
Purchases of property, plant, and equipment	(134,835)	(102,712)
Patent registration and acquisition costs	(21,201)	(14,114)
Business acquisitions, net of cash acquired	(42,784)	(39,067)
Purchases of investments	(20,724)	(21,788)
Proceeds from sale of investment	6,802	—
(Payments) / proceeds on maturity of foreign currency contracts	(17,176)	19,219

Net cash used in investing activities	$(229,918)	$(158,462)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	47,384	37,790
Taxes paid related to net share settlement of equity awards	(52,406)	(50,209)
Payments of business combination contingent consideration	—	(3,500)
Proceeds from borrowings, net of borrowing costs	288,000	90,000
Repayment of borrowings	(166,000)	(612,000)
Dividends paid	(245,341)	(226,713)

Net cash (used in) / provided by financing activities	$(128,363)	$(764,632)

Effect of exchange rate changes on cash	$(14,434)	$18,498

Net increase / (decrease) in cash and cash equivalents	(21,568)	(167,878)
Cash and cash equivalents at beginning of period	295,278	463,156

Cash and cash equivalents at end of period	$273,710	$295,278

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RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 8 of 10

RESMED INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Unaudited; $ in thousands, except for per share amounts)

The measures “non-GAAP gross profit” and “non-GAAP gross margin” exclude amortization expense from acquired intangibles related to cost of sales and are reconciled below:

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue	$914,737	$876,103	$3,578,127	$3,196,825
GAAP cost of sales	$392,231	$385,407	$1,553,816	$1,357,725
Less: Amortization of acquired intangibles (A)	(6,379)	(11,062)	(39,650)	(45,127)
Less: Restructuring—cost of sales (A)	—	—	—	(5,232)

Non-GAAP cost of sales	$385,852	$374,345	$1,514,166	$1,307,366
GAAP gross profit	$522,506	$490,696	$2,024,311	$1,839,100
GAAP gross margin	57.1%	56.0%	56.6%	57.5%
Non-GAAP gross profit	$528,885	$501,758	$2,063,961	$1,889,459
Non-GAAP gross margin	57.8%	57.3%	57.7%	59.1%

The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
GAAP income from operations	$255,396	$241,637	$1,000,286	$903,678
Amortization of acquired intangibles—cost of sales (A)	6,379	11,062	39,650	45,127
Amortization of acquired intangibles—operating expenses (A)	7,903	7,701	31,078	31,078
Acquisition-related expenses (A)	1,864	—	1,864	—
Restructuring—cost of sales (A)	—	—	—	5,232
Restructuring—operating expenses (A)	—	—	—	8,673

Non-GAAP income from operations	$271,542	$260,400	$1,072,878	$993,788

RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 9 of 10

RESMED INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Unaudited; $ in thousands, except for per share amounts)

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
GAAP net income	$195,061	$195,098	$779,437	$474,505
Amortization of acquired intangibles—cost of sales, net of tax (A)	4,751	8,506	30,095	34,642
Amortization of acquired intangibles—operating expenses, net of tax (A)	5,886	5,921	23,589	23,857
Acquisition-related expenses (A)	1,864	—	1,864	—
Reserve for disputed tax position (A)	—	(6,003)	4,111	248,773
Restructuring—cost of sales, net of tax (A)	—	—	—	4,663
Restructuring—operating expenses, net of tax (A)	—	—	—	7,730
(Gain) loss on equity investments (A)	11,675	(5,073)	11,675	(13,549)

Non-GAAP net income (A)	$219,237	$198,449	$850,771	$780,621

GAAP diluted shares outstanding	147,000	146,544	147,043	146,451
GAAP diluted earnings (loss) per share	$1.33	$1.33	$5.30	$3.24
Non-GAAP diluted earnings per share (A)	$1.49	$1.35	$5.79	$5.33

(A)

ResMed adjusts for the impact of the amortization of acquired intangibles, acquisition-related expenses, reserve for disputed tax positions, restructuring expenses and the (gain) loss on equity investments from their evaluation of ongoing operations, and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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RMD Fourth Quarter 2022 Earnings Press Release – August 11, 2022	Page 10 of 10

RESMED INC. AND SUBSIDIARIES

Revenue by Product and Region

(Unaudited; $ in millions, except for per share amounts)

	Three Months Ended
	June 30, 2022 (A)	June 30, 2021 (A)	% Change	Constant Currency (B)
U.S., Canada, and Latin America
Devices	$298.9	$268.4	11%
Masks and other	229.6	203.9	13

Total Sleep and Respiratory Care	$528.5	$472.3	12
Software-as-a-Service	103.1	95.8	8

Total	$631.7	$568.1	11

Combined Europe, Asia, and other markets
Devices	$188.2	$209.5	(10)%	(2)%
Masks and other	94.9	98.5	(4)	7

Total Sleep and Respiratory Care	$283.1	$308.0	(8)	1
Global revenue
Devices	$487.2	$477.9	2%	6%
Masks and other	324.4	302.4	7	11

Total Sleep and Respiratory Care	$811.6	$780.3	4	8
Software-as-a-Service	103.1	95.8	8	8

Total	$914.7	$876.1	4	8

	Twelve Months Ended
	June 30, 2022 (A)	June 30, 2021 (A)	% Change	Constant Currency (B)
U.S., Canada, and Latin America
Devices	$1,070.4	$863.7	24%
Masks and other	911.4	841.5	8

Total Sleep and Respiratory Care	$1,981.8	$1,705.1	16
Software-as-a-Service	400.8	373.6	7

Total	$2,382.6	$2,078.7	15

Combined Europe, Asia, and other markets
Devices	$796.5	$746.4	7%	10%
Masks and other	399.0	371.7	7	12

Total Sleep and Respiratory Care	$1,195.5	$1,118.1	7	11
Global revenue
Devices	$1,866.9	$1,610.0	16%	17%
Masks and other	1,310.4	1,213.2	8	9

Total Sleep and Respiratory Care	$3,177.3	$2,823.2	13	14
Software-as-a-Service	400.8	373.6	7	7

Total	$3,578.1	$3,196.8	12	13

(A)	Totals and subtotals may not add due to rounding.

(B)

In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we provide certain financial information on a “constant currency basis,” which is in addition to the actual financial information presented. In order to calculate our constant currency information, we translate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period. However, constant currency measures should not be considered in isolation or as an alternative to U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

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